Consulting Agreement Between
                     GENICOM Corporation
                     and Edward Lucente



This agreement, by and between the GENICOM Corporation, a Delaware Corporation (hereinafter called the Company) and
Edward Lucente (hereinafter called Consultant).



WITNESSETH THAT:

IN CONSIDERATION of the mutual promises hereinafter set forth, the Company and Consultant do hereby agree as follows:

   1. This agreement pertains to consulting services as set forth in Attachment A and advice to be furnished to the Company at request from time to time by the Consultant during the period commencing November, 1994 and ending March 31, 1995 inclusive. The amount paid for said services under this agreement exclusive of travel and living expenses and computer service expenses shall not exceed the sum of One hundred thousand and 00/100 dollars ($100,000). Assignment of this agreement or of any interest therein or any payment due or to become due hereunder, without prior written consent of the Company shall be void.

   2. Consultant will participate, as requested by the Company, as a consultant and advisor in Marketing and Sales as set forth in Attachment A as amended from time to time. Prior approval of hours to be worked must be received from Paul T. Winn, President & CEO.

   3. Within the maximum sum stated in paragraph (1) above, the Company will reimburse Consultant for services rendered at the rate of two thousand dollars and 00/100 ($2,000) per day worked hereunder. The Company will, in addition, reimburse the Consultant for reasonable travel and living expenses incurred while traveling at the request of the Company in the performance of tasks under this agreement. Statements in duplicate will be submitted by the Consultant at the first of each month itemizing hours worked each month with documentation of travel and living expenses. No minimum number of days are guaranteed by the Company, and no portal expense is involved.

   4. The work contemplated under this agreement requires that Consultant have access to information which is proprietary and/or confidential to the Company. Consultant agrees no to publish or otherwise disclose to persons outside the Company, without specific permission from the Company, any Company information acquired by Consultant as a result of participation in studies or work under this agreement, not to use said information in any ways which might be injurious to the interests of the Company.

   5. Consultant agrees to promptly disclose to the Company any information, ideas, or inventions made or conceived by Consultant which may result from or be suggested by work performed by Consultant under this agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by Consultant to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Consultant beyond that specifically provided by this agreement.

   6. Consultant will furnish, on request, written reports of the work performed by Consultant under this agreement, including findings, conclusions, recommendations, and supporting data and analysis, and any such reports shall become the sole property of the Company.

   7. Consultant is an independent contractor under this contract. Consultant is not an employee of the Company and will not be entitled to participate in, or receive any benefits, privileges, or rights given or extended by the Company to its employees including without limitation, Company employee insurance, pension, savings plans, etc.

   8. This agreement may be terminated by either party by written notice provided, however, the obligations of Consultant under paragraph 4 and 5 herein shall survive any termination of this agreement. In the event of such termination, Consultant shall be paid pursuant to the provisions of paragraph (3) above for services rendered and costs incurred up to the date of such termination shall be accepted by Consultant in full satisfaction of all claims and demands against the Company based upon or arising out of the performance of this agreement.

   9. Paul T. Winn, President & CEO, shall represent the Company in the administering of this agreement and must approve all requests for Consultant's payment pursuant to paragraph (3) of the agreement. The Company may be written notice appoint another Company representative for the above purposes.

   10. This agreement is the sole agreement between Consultant and the Company with respect to consulting services to be performed during the term of this agreement and it supersedes all prior arrangements and understandings with respect thereto. No change, modification, alteration or addition to any provisions hereof shall be binding unless in writing and signed by both Consultant and Chief Financial Officer of the Company.

   11. This agreement shall be construed, interpreted, and applied in accordance with the law of the State of Virginia.

GENICOM Corporation

By:
                                             Date






     P.T. Winn                                   12/6/94
     _______________________________________     ________
     P.T. Winn, President & Chief Executive 	 Date
       Officer


     Edward Luncente                              2/21/95
     _______________________________________      ________
     Edward Lucente, Consultant                   Date




Approvals:



     C.B. Meyer                                   12/6/94
     _______________________________________      ________
     C.B. Meyer, Vice President, Human Resources  Date







     J.A. Jones, Corporate Controller                  Date



                        Attachment A

                Consulting Agreement Between

                   GENICOM Corporation and

                       Edward Lucente



A brief description of work assignment:

See attached description.

A brief description of work assignment:

  Assessments and recommendations for restructuring of GENICOM's worldwide marketing and sales function to increase overall productivity. As we conclude the Americas, progress to EMEA and then to the Asia Pacific group.

  Assess and recommend direction on three key issues; are there business/customers benefits to (1) integrating all business segment marketing and sales functions in the Americas (printers, supplies, service, parts), (2) having one worldwide marketing and sales organization and (3) multi-vendor service sufficiently different to warrant a separate marketing and sales organization.

  Provide interim operational direction to all of GENICOM's marketing and sales activities until a Vice President of the Americas is named and we conclude on an International structure.

  After our agreement, implement structural changes resulting from the above.